Exhibit 8.2

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

100 North Tryon Street | 42nd Floor Charlotte, NC 28202-4007 T 704.417.3000 F 704.377.4814 nelsonmullins.com

July 20, 2018

State Bank Financial Corporation

3399 Peachtree Road, NE, Suite 1900

Atlanta, GA 30326

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Cadence Bancorporation, a Delaware corporation (“Cadence”), including the proxy statement/prospectus of State Bank Financial Corporation, a Georgia corporation (“State Bank”) forming a part thereof, relating to the proposed merger of State Bank with and into Cadence.

It is our opinion that the discussion in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” is accurate in all material respects.

Our opinion is limited to the Federal income tax laws of the United States, and we are expressing no opinion as to the effect of any other laws of the United States or the laws of any other jurisdiction.

We hereby expressly consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.

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